Contact:
Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com
Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for First Quarter 2013

SPOKANE, Wash. – May 1, 2013, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $42.3 million, or $0.71 per diluted share, for the first quarter of 2013, compared to $38.4 million, or $0.65 per diluted share for the first quarter of 2012.

“Avista Corp. had a good first quarter, with better than expected earnings at the utility and solid results at Ecova," said Avista Chairman, President and Chief Executive Officer Scott Morris.

“Utility earnings were above our expectations for the first quarter of 2013, resulting from lower operating costs during the quarter.

"Based on current snowpack levels and recent precipitation, we expect normal hydroelectric generation for the year. In addition, net power supply costs, including natural gas fuel prices, are below the level included in base rates, all of which benefits both customers and shareholders.

“In March, the Idaho Commission approved our multi-party general rate case settlement with new rates that went into effect on April 1, 2013, and additional rate increases that will become effective on Oct. 1, 2013. With new base rates set for 2013 and 2014 in both Washington and Idaho, our customers have more certainty in their energy costs for the next two years. We believe the new base rates combined with continued cost management provide a framework for positive outcomes for our shareholders.

"Ecova had a solid first quarter and is on track to meet expectations for the year with increased revenues. These come as a result of demand for new services and increased volumes in expense and data management services and energy management services.

"Overall we are off to a good start for 2013, and we are pleased with our first quarter results. Therefore, we are confirming our consolidated earnings guidance for the year,” Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2013, as compared to the first quarter of 2012 are presented in the table below:

($ in thousands, except per-share data)	Q1 2013	Q1 2012
Operating Revenues	$482,906	$452,257
Income from Operations	$85,062	$76,394
Net Income attributable to Avista Corporation Shareholders	$42,341	$38,388
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$42,250	$39,477
Ecova	$1,198	$(826)
Other	$(1,107)	$(263)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.71	$0.67
Ecova	$0.02	$(0.01)
Other	$(0.02)	$(0.01)
Total earnings per diluted share attributable to Avista Corporation Shareholders	$0.71	$0.65

The increase in quarterly utility earnings was primarily due to an increase in gross margin (operating revenues less resource costs) resulting from general rate increases in Washington. This increase in gross margin was partially offset by higher depreciation and amortization, and taxes other than income taxes.

The increase in quarterly earnings for Ecova was primarily due to increased revenue associated with new services and increases in expense and data management services and energy management services (due to higher volumes). This was partially offset by increased depreciation and amortization and slightly higher other operating expenses.

In our other businesses, the decrease in quarterly earnings was primarily the result of an impairment loss, increased costs associated with exploring strategic opportunities, and increased litigation costs related to the previous operations of Avista Energy. These losses were partially offset by positive earnings at METALfx.

Avista Utilities: Operating revenues (exclusive of intracompany revenues between electric and natural gas of $41.4 million in 2013 and $27.6 million in 2012) increased $25.7 million and resource costs increased $18.6 million, which resulted in an increase of $7.1 million in gross margin. The gross margin on electric sales increased $4.6 million and the gross margin on natural gas sales increased $2.5 million. The increase in both electric and natural gas gross margin was primarily due to the Washington general rate increases.

Electric revenues increased $31.7 million for the first quarter of 2013, as compared to the first quarter of 2012. Retail electric revenues decreased by $2.8 million, while sales of fuel increased by $6.7 million, wholesale electric revenues increased by $15.1 million, and other electric revenues increased by $12.7 million.

Retail electric revenues decreased primarily due to a decrease in revenue per megawatt-hour (MWh) and a decrease in total MWhs sold. The decrease in revenue per MWh decreased retail revenue by $2.6 million. This was primarily due to a change in revenue mix, with a greater percentage of retail revenue from industrial customers, as well as other rate changes that do not impact gross margin (including the Energy Recovery Mechanism (ERM) rebate), partially offset by the Washington general rate increase. The decrease in MWhs sold decreased retail revenue by $0.2 million and was primarily the result of lower use per customer. Compared to the first quarter of 2012, residential electric use per customer decreased 2 percent in the first quarter of 2013 and commercial use per customer decreased 4 percent. Heating degree days at Spokane were close to historical average for the first quarter of 2013, and 1 percent above the first quarter of 2012.

Wholesale electric revenues increased due to an increase in sales volumes and an increase in sales prices.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for the generation of electricity into the wholesale market rather than operate the generating units. The revenues from sales of fuel increased due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities, as well as an increase in natural gas prices.

Other electric revenues increased $12.7 million primarily due to the receipt of $11.7 million of revenue from Bonneville Power Administration for past use of our electric transmission system. The majority of this revenue was deferred as a regulatory liability (and included in electric resource costs). Approximately $7.6 million of this revenue relates to our Washington business, and it will remain deferred pending regulatory approval of certain accounting and ratemaking treatment in Washington. The remainder of this revenue ($4.1 million) relates to our Idaho business and was addressed in the recently approved Idaho general rate case settlement.

Utility resource costs increased $18.6 million, primarily due to an increase in regulatory deferrals associated with the Bonneville revenue described above and increases in purchased power, fuel and other fuel costs, and natural gas resource costs. For the first quarter of 2013, we recognized a pre-tax benefit of $3.1 million under the ERM in Washington compared to $4.2 million for the first quarter of 2012.

Natural gas revenues increased $7.8 million for the first quarter of 2013, as compared to the first quarter of 2012, due to an increase in wholesale natural gas revenues, partially offset by a decrease in retail revenues.

Retail natural gas revenues decreased $8.3 million primarily due to a decrease in retail rates (decreased revenues $10.0 million), partially offset by a slight increase in volumes (increased revenues $1.7 million). Lower retail rates were due to purchased gas adjustments, partially offset by the Washington general rate case. We sold more retail natural gas in the first quarter of 2013 as compared to the first quarter of 2012 primarily due to colder weather in January and February. Compared to the first quarter of 2012, residential natural gas use per customer increased 1 percent in the first quarter of 2013. Heating degree days at Spokane were close to historical average for the first quarter of 2013, and 1 percent above the first quarter of 2012. Heating degree days at Medford were 2 percent above historical average for the first quarter of 2013, and 2 percent below the first quarter of 2012.

Wholesale natural gas revenues increased $15.4 million due to an increase in prices and an increase in volumes.

Intracompany revenues and resource costs represent purchases and sales of natural gas between our natural gas distribution operations and our electric generation operations (as fuel for our generation plants). These transactions are eliminated in the presentation of total results for Avista Utilities and in the condensed consolidated financial statements, but they are reflected in the presentation of the separate results for electric and natural gas above. Intracompany revenues increased $13.8 million for the first quarter.

Utility depreciation and amortization increased $0.6 million driven by additions to utility plant.

Taxes other than income taxes increased $0.7 million primarily due to increased property taxes.

Ecova: For the first quarter of 2013, Ecova's revenues increased $5.4 million or 15 percent, as compared to the first quarter of 2012, and totaled $42.4 million. The increase in operating revenues was primarily the result of increased revenues associated with new services, which added $3.0 million to revenue. In addition, there was an increase in volumes associated with expense and data management services and energy management services, which added $2.1 million and $0.3 million to revenue, respectively.

Ecova's total operating expenses increased $0.9 million for the first quarter of 2013. The increase in total operating expenses primarily reflects an increase in depreciation and amortization of $0.7 million due to intangibles recorded in connection with the LPB acquisition and an increase in other operating expenses of $0.2 million.

Ecova's other operating expenses associated with cost of services increased $2.2 million for the first quarter of 2013 and totaled $22.3 million due to higher revenue volumes in expense and data management services and new services. Ecova's other operating expenses associated with selling, general and administrative expenses decreased by $2.0 million in the first quarter of 2013 and totaled $13.7 million. This decrease was primarily the result of a decrease in acquisition and integration costs of $1.5 million, which were incurred during the first quarter of 2012 and did not reoccur during 2013.

As of March 31, 2013, Ecova had over 700 expense management customers representing over 700,000 billed sites in North America. In the first quarter of 2013, Ecova managed bills totaling $5.1 billion, an increase of $0.7 billion as compared to the first quarter of 2012. The increase in bills managed was due to an increase in the number of billed sites, partially offset by a decrease in the average value of each bill.

Other Businesses: The net loss from these operations was $1.1 million for the first quarter of 2013 compared to a net loss of $0.3 million for the first quarter of 2012. The losses for the first quarter of 2013 were primarily the result of an impairment loss of $0.5 million pre-tax ($0.3 million after-tax) associated with our investment in an energy storage company, increased costs of $0.4 million associated with exploring strategic opportunities, and litigation costs of $0.4 million related to the previous operations of Avista Energy. These losses were partially offset by METALfx, which had net income of $0.2 million for the first quarter of 2013.

Liquidity and Capital Resources: We have a $400 million committed line of credit with various financial institutions with an expiration date of February 2017. As of March 31, 2013, there were $52.5 million of cash borrowings and $12.6 million in letters of credit outstanding, leaving $334.9 million of available liquidity under this line of credit.

There are $50 million in First Mortgage Bonds maturing in December 2013, and we expect to issue up to $100 million of long-term debt during the second half of 2013.

As of March 31, 2013, we had 1.8 million shares of common stock available to be issued under sales agency agreements. In the first quarter of 2013, we issued $1.1 million (net of issuance costs) of common stock. The additional shares were issued under the dividend reinvestment and direct stock purchase plan, and employee plans. We are planning to issue up to $50 million of common stock in 2013 in order to maintain our capital structure at an appropriate level for our business, with the majority of the issuances in the second half of the year.

Utility capital expenditures were $70.6 million for the first quarter of 2013. We expect utility capital expenditures to be about $260 million for each of 2013, 2014, and 2015.

Ecova has a $125 million committed line of credit agreement with various financial institutions with an expiration date of July 2017. As of March 31, 2013, Ecova had $54 million of borrowings outstanding under its committed line of credit agreement. Based on certain covenant conditions contained in the credit agreement, at March 31, 2013, Ecova could borrow an additional $11.6 million and still be compliant with its covenants.

2013 Earnings Guidance and Outlook

Avista is confirming its 2013 guidance for consolidated earnings to be in the range of $1.70 to $1.90 per diluted share.

We continue to expect Avista Utilities to contribute in the range of $1.64 to $1.78 per diluted share for 2013. We expect our 2013 utility earnings to be positively impacted by general rate increases. However, we expect our 2013 utility earnings to continue to be limited by slow load growth due to the economy, as well as a 3 percent to 4 percent increase in operating costs (excluding 2012 costs under the voluntary severance incentive plan). Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures, and hydroelectric generation for the remainder of 2013. We estimate that our 2013 utility earnings guidance range encompasses a return on equity range of approximately 8.25 percent to 9 percent.

For 2013, we continue to expect Ecova to contribute in the range of $0.10 to $0.14 per diluted share. We expect operating revenues to be in the range of $170 million to $190 million with approximately 50 percent derived from expense and data management services, 45 percent from energy management services and 5 percent from new services. We expect approximately one-third of earnings to occur during the first half of 2013 and two-thirds to occur during the second half of the year.

We continue to expect the other businesses to be between a loss of $0.02 and $0.04 per diluted share for 2013. This expectation includes costs associated with exploring opportunities to develop new markets and ways for customers to use electricity and natural gas for commercial productivity and transportation.

NOTE: We will host a conference call with financial analysts and investors on May 1, 2013, at 10:30 a.m. ET to discuss this news release. The call will be available at (866) 638-3013, pass code: 34598653. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through May 8, 2013. Call (888) 843-7419, pass code 34598653#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 362,000 customers and natural gas to 323,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing over 700,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect energy demand and electric generation, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including customer demand for utility services, as well as the effect of increased energy efficiency; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including alternative energy sources, suppliers and delivery arrangements and the extent that new uses for our services may materialize; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may cause unplanned outages at any of our generation facilities, transmission and distribution systems or other operations; public injuries or damages arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and certain ratings trigger covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices - whether true or not - which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2012. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

-1315-

To unsubscribe from Avista’s news release distribution, send reply message to shirley.wolf@avistacorp.com.

Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2013	2012
Operating revenues	$482,906	$452,257
Operating expenses:
Utility resource costs	229,630	211,012
Other operating expenses (1)	110,779	109,363
Depreciation and amortization	31,618	30,322
Utility taxes other than income taxes (1)	25,817	25,166
Total operating expenses	397,844	375,863
Income from operations	85,062	76,394
Interest expense, net of capitalized interest	18,870	18,752
Other income - net (1)	(2,145)	(1,709)
Income before income taxes	68,337	59,351
Income tax expense	25,236	21,138
Net income	43,101	38,213
Net loss (income) attributable to noncontrolling interests	(760)	175
Net income attributable to Avista Corporation shareholders	$42,341	$38,388
Weighted-average common shares outstanding (thousands), basic	59,866	58,581
Weighted-average common shares outstanding (thousands), diluted	59,898	58,950
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.71	$0.66
Diluted	$0.71	$0.65
Dividends paid per common share	$0.305	$0.29
Issued May 1, 2013

(1) 2012 amounts include an immaterial correction of an error related to the reclassification of certain operating expenses from other income-net to other operating expenses and utility taxes other than income taxes. This correction did not have an impact on net income or earnings per share.

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$89,197	$75,464
Accounts and notes receivable	190,197	193,683
Investments and funds held for clients	103,392	88,272
Other current assets	124,228	148,375
Total net utility property	3,053,488	3,023,716
Other non-current assets	249,364	248,670
Regulatory assets for deferred income taxes	72,946	79,406
Regulatory assets for pensions and other postretirement benefits	301,725	306,408
Other regulatory assets	128,483	129,164
Other deferred charges	19,118	20,021
Total Assets	$4,332,138	$4,313,179
Liabilities and Equity
Accounts payable	$161,503	$198,914
Current portion of long-term debt	50,354	50,372
Current portion of nonrecourse long-term debt of Spokane Energy	15,309	14,965
Short-term borrowings	52,500	52,000
Client fund obligations	103,238	87,839
Other current liabilities	196,879	172,059
Long-term debt	1,178,766	1,178,367
Nonrecourse long-term debt of Spokane Energy	13,872	17,838
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	54,000	54,000
Regulatory liability for utility plant retirement costs	237,967	234,128
Pensions and other postretirement benefits	274,180	283,985
Deferred income taxes	522,920	524,877
Other non-current liabilities and deferred credits	106,395	110,215
Total Liabilities	3,019,430	3,031,106
Redeemable Noncontrolling Interests	7,970	4,938
Equity
Avista Corporation Stockholders' Equity:
Common stock (59,912,087 and 59,812,796 outstanding shares)	891,759	889,237
Retained earnings and accumulated other comprehensive loss	392,217	370,240
Total Avista Corporation Stockholders' Equity	1,283,976	1,259,477
Noncontrolling interests	20,762	17,658
Total Equity	1,304,738	1,277,135
Total Liabilities and Equity	$4,332,138	$4,313,179
Issued May 1, 2013

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

	First Quarter
	2013	2012
Avista Utilities
Retail electric revenues	$198,421	$201,240
Retail kWh sales (in millions)	2,402	2,405
Retail electric customers at end of period	362,351	360,081
Wholesale electric revenues	$40,094	$25,017
Wholesale kWh sales (in millions)	1,149	886
Sales of fuel	$31,772	$25,043
Other electric revenues	$17,451	$4,756
Retail natural gas revenues	$121,216	$129,491
Wholesale natural gas revenues	$59,698	$44,340
Transportation and other natural gas revenues	$4,357	$3,669
Total therms delivered (in thousands)	345,734	336,588
Retail natural gas customers at end of period	323,301	320,942
Intracompany revenues	$41,432	$27,646
Income from operations (pre-tax) (1)	$82,751	$77,092
Net income attributable to Avista Corporation shareholders	$42,341	$38,388
Ecova
Revenues	$42,407	$37,010
Income (loss) from operations (pre-tax)	$2,924	$(1,600)
Net income attributable to Avista Corporation shareholders	$1,198	$(826)
Other
Revenues	$9,372	$9,787
Income (loss) from operations (pre-tax) (1)	$(613)	$902
Net loss attributable to Avista Corporation shareholders	$(1,107)	$(263)
Issued May 1, 2013

(1) 2012 amounts include an immaterial correction of an error related to the reclassification of certain operating expenses from other expense-net to utility and non-utility other operating expenses and utility taxes other than income taxes. This correction did not have an impact on net income or earnings per share.